Exhibit 99.1

NEWS RELEASE	Contact:	Derek Gaertner
For Immediate Release		2533 South Coast Highway 101; Suite 240
Cardiff-By-The-Sea, California 92007
Phone: (760) 479-5075

MACC Private Equities Inc.
Announces Results of Third Quarter

CARDIFF-BY-THE-SEA, CALIFORNIA — (August 16, 2010) — On August 16, 2010, MACC Private Equities Inc. (NASDAQ Capital Market: MACC) announced its preliminary results of operations from the third quarter of its fiscal year 2010, which are subject to adjustment upon completion of its annual audit.

For the third quarter of fiscal 2010, MACC recorded total investment income of $56,330, as compared to total investment income of $152,445 for the third quarter of fiscal 2009, a decrease of $96,115, or 63%, from total investment income for the prior year third quarter.  This decrease in investment income was the net effect of a decrease in interest income of $115,220, or 86%, and a increase in dividend income of $19,105, or 100%.  The decrease in interest income is the net result of (i) an increase in interest income due to one follow-on debt portfolio security investment, (ii) a decrease due to repayments of principal on debt portfolio securities issued to us by four portfolio companies, and (iii) a decrease in interest income on one debt portfolio security which has been placed on non-accrual of interest status.  Total operating expenses for the third quarter of fiscal 2010 were $279,788, as compared to $252,557 for the third quarter of fiscal 2009.  Net investment expense for the third quarter of fiscal 2010 was $223,458, as compared to a net investment expense of $100,112 in the third quarter of fiscal 2009.

MACC had no net realized gain or loss on investments for the third quarter of fiscal 2010, as compared with a net loss of $1,240,803 for the third quarter of fiscal 2009.  MACC recorded a net change in unrealized appreciation/depreciation on investments of $826,589 during the third quarter of fiscal 2010, as compared to $165,280 during the third quarter of fiscal 2009.  This net change resulted from i) unrealized appreciation in the fair value of three portfolio companies totaling $853,552 during the third quarter of fiscal 2010, as compared to no unrealized appreciation during the third quarter of fiscal 2009; ii) no reversal of unrealized appreciation during the  third quarter of fiscal 2010, as compared to reversal of unrealized appreciation in the fair value of three portfolio companies totaling $495,520 during the third quarter of fiscal 2009; iii) unrealized depreciation in the fair value of one portfolio company totaling $26,963 during the third quarter of fiscal year 2010, as compared to unrealized depreciation in the fair value of five portfolio companies of $926,905 during the third quarter of fiscal year 2009; and iv) no reversal of unrealized depreciation during the third quarter of fiscal 2010, as compared to reversal of unrealized depreciation of $1,587,705 in two portfolio companies in the third quarter of fiscal 2009.

MACC experienced a net increase in net assets from operations at the end of the third quarter of fiscal 2010 of $603,131, and the resulting net asset value per share was $2.96 as of June 30, 2010, as compared to $2.72 for the second quarter of fiscal 2010 and $3.17 as of September 30, 2009.  The increase in net asset value during the third quarter ended June 30, 2010 was primarily the result of the net change in unrealized appreciation/depreciation on investments, as described above.

MACC completed the sale of 540,551 common shares and 674,309 Series A Preferred shares of Feed Management Systems, Inc. on July 1, 2010.  The sale resulted in net proceeds of $1,288,285.  An additional $151,007 has been placed into various escrow accounts to be released to MACC upon the satisfaction of certain conditions of the sale agreement.  In addition, MACC received a dividend payment of $126,851 from Feed Management Systems, Inc.  Following completion of this sale, on July 1, 2010, the Company paid $1,030,628 to Cedar Rapids Bank & Trust in the form of a principal payment on its outstanding note payable. Subsequent to the payment, the balance of the note payable on July 1, 2010 is $3,384,093.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  The forward-looking statements contained in its Annual Report are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

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